Exhibit 99.1

THE STRIDE RITE CORPORATION                           March 29, 2005
NEWS RELEASE                                          FOR IMMEDIATE RELEASE

        CONTACT:      Frank A. Caruso, Chief Financial Officer - (617)-824-6611


                           STRIDE RITE REPORTS STRONG
                   FIRST QUARTER SALES AND EARNINGS GROWTH

     Lexington, Massachusetts, March 29, 2005 - The Stride Rite Corporation (NYSE; SRR) today reported its first quarter 2005 results.

     Sales for the first quarter of fiscal 2005 increased 11% to $150.6 million from $136.1 million in the comparable period of fiscal 2004. Operating income in the first quarter of 2005 was $13.1 million, a 12% increase over the prior year. Net income for the first quarter totaled $8.2 million or $.22 per diluted share, as compared to net income of $7.5 million or $.19 per diluted share in last year's first quarter. These results include the impact of a one-time, non-cash charge related to lease accounting of approximately $.01 per share. (This accounting item is discussed in more detail later in this release.)

     First quarter sales of the Stride Rite Children's Group were up 13% compared to the first quarter of fiscal 2004. The Children's Group company-owned retail stores had a sales increase of 22% for the first quarter over the same period of fiscal 2004. Sales at comparable Children's Group retail stores increased 7.8% in the first quarter. Children's Group wholesale sales increased 2% during the same period. Sales of the Sperry Top-Sider and Keds brands in the first quarter of fiscal 2005 increased 32% and 8%, respectively, from the comparable period of fiscal 2004. Sales of the Tommy Hilfiger Footwear brand decreased 10% in the first quarter from the comparable period in fiscal 2004. International sales for the first quarter increased 31% versus the same period in 2004.

     The Company's gross profit percentage of 40.2% in the first quarter of fiscal 2005 improved 1.3 percentage points as compared to the same period last year, due principally to improved company-owned retail store gross profit and fewer markdown allowances. Operating expenses in the first quarter of 2005 increased 15% as compared to the prior year. As planned, the major operating cost increases for the quarter related to the Stride Rite Children's Group retail store expansion and higher advertising costs. In addition, as discussed later, the one-time charge related to lease accounting was also included in operating expenses.

     The quarter-end balance sheet remained solid with accounts receivable up just 2% from last year on the 11% sales increase. DSO at 55 days improved 2 days compared to the same period in the prior year. Inventories increased 14% compared to last year. The Company's end of quarter net cash and marketable securities position of $45 million represented a $23 million decrease compared to the same period in fiscal 2004 and the Company has no outstanding debt. The Company repurchased $5.7 million of company stock in the first quarter of fiscal 2005.

     David M. Chamberlain, Stride Rite's Chairman and Chief Executive Officer, commented, "We were very pleased with the start of 2005. Our first quarter sales and earnings growth was strong. The Stride Rite Children's Group had an excellent quarter with our retail store results continuing to drive top-line growth. Their results were aided by the earlier Easter holiday this year. The Sperry Top-Sider division had another outstanding quarter, up 32% compared to last year. Sperry Top-Sider is being helped by the "preppy" fashion trend and success in women's footwear."

     Mr. Chamberlain continued, "We view 2005 as a transition year for Keds. Our Keds division had improved first quarter results due to higher sales in the premium channels of retail distribution. The style growth was in Champion(R), Microstretch(R) and the new ballet flat. The Keds brand repositioning is now underway, commencing in January with the launch of the advertising campaign featuring Mischa Barton as the Keds spokesperson. We expect Keds sales in the second quarter to be flat to slightly down from last year, as we continue to position the brand with high-end retailers and fewer closeouts. This should build a solid base for fall and in future years. Tommy Hilfiger had a disappointing first quarter and continues to be negatively affected by a lower average selling price. Our International business continues to enjoy nice performance in Canada and Latin America. With the early Easter holiday, which shifted a portion of sales to the first quarter and the cold weather in the Northeast and Midwest, we do not expect the same rate of consolidated growth in the second quarter as we achieved in the first quarter. We are confident that our strategies are progressing in building our brands and look forward to continuing to demonstrate success throughout 2005.

      Lease Accounting Practices

     The Company today reported that it has recorded a one-time non-cash charge to conform its accounting policies with generally accepted accounting principles related to the timing of rent expense for certain locations. Previously, the Company followed a practice prevalent across the retailing industry, in which it began recording rent expense at a time the store opened and the lease term commenced. The Company will now begin recording rent expense when it takes possession of a store, which occurs before the commencement of the lease term and approximately 30 to 60 days prior to the opening of the store. This will result in an acceleration of the commencement of rent expense for each lease, as we will begin recording rent expense during the pre-opening period, but a reduction in monthly rent expense, as the total rent due under the lease is amortized over a greater number of months.

     This charge resulted in a one-time, cumulative, non-cash adjustment to rent expense of approximately $0.3 million after-tax, or $.01 per share, which we recorded in the first quarter of fiscal 2005. The $0.3 million after-tax charge was predominantly related to prior periods. Financial results for prior periods will not be restated due to the immateriality of these amounts to the income statement and the balance sheet of each prior year. This will not affect historical or future cash flows or the timing or amounts of payments under related leases, as this related solely to accounting treatment. Furthermore, it is not expected to have any material impact on future earnings.

     A summary of sales and net income for the first quarter (unaudited) is provided below. A more detailed balance sheet and income statement follows this release.

                                     (in thousands, except per share amounts)
                                                       For the Quarter Ended

                                                       March 4,     Feb. 27,
                                                         2005         2004

 Net sales                                              $150,591      $136,134
 Net income                                                8,161         7,484
 Net income per common share:
   Diluted                                                   .22           .19
   Basic                                                     .23           .19
 Average common shares used in per share computations:
   Diluted                                                36,963        40,325
   Basic                                                  36,007        39,420



     The Stride Rite Corporation markets the leading brand of high quality children's shoes in the United States. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Keds, Sperry Top-Sider, Tommy Hilfiger, Grasshoppers and Munchkin. Information about the Company is available on our website - www.strideritecorp.com. The Company will provide a live webcast of its first quarter conference call. The live broadcast of Stride Rite's quarterly conference call will be available on the Company's website and at www.streetevents.com, beginning at 10:00AM EST on March 29, 2005. An on-line replay will follow shortly after the call and will continue through April 5, 2005. Information about the Company's brands and product lines is available at www.striderite.com, www.keds.com and www.sperrytopsider.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This announcement includes forward-looking statements which reflect our current views with respect to the future events or financial performance discussed in the release, based on management's beliefs and assumptions and information currently available. When used, the words "believe", "anticipate", "estimate", "project", "should", "expect", "appear" and similar expressions, which do not relate solely to historical matters identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future events or performance, which may be affected by known and unknown risks, trends and uncertainties. Should one or more of these risks or uncertainties materialize, or should our assumptions prove incorrect, actual results may vary materially from those anticipated, projected or implied. Factors that may cause such a variance include, among others: the opening of new stores may be delayed; the volume of anticipated sales may decline; revenues from new product lines may fall below expectations; the launch of new product lines may be delayed; new retail concepts may not achieve expected results; general retail sales trends may be below expectations; current license agreements may be terminated; consumer fashion trends may shift to footwear styling not currently included in our product lines; our retail customers, including large department stores, may consolidate or restructure operations resulting in unexpected store closings; and additional factors discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.
..

                                        4
                           The Stride Rite Corporation
                        Summarized Financial Information
               for the periods ended March 4, 2005 and February 27, 2004

                   Statements of Income

              (in thousands)                           First
                                                       Quarter


                                            2005           2004
                                            ----           ----
                                          (Unaudited)
       Net sales                          $150,591       $136,134
       Cost of sales                        90,059         83,121
                                          --------       --------
       Gross profit                         60,532         53,013
       Selling and administrative expenses  47,451         41,340
                                          --------       --------
       Operating income                     13,081         11,673
       Other income, net                       162            419
                                          --------       --------
       Income before income taxes           13,243         12,092
       Provision for income taxes            5,082          4,608
                                          --------       --------
       Net income                           $8,161         $7,484
                                          ========       ========

              Balance Sheets

                                            2005           2004
                                            ----           ----
      Assets:                             (Unaudited)
      Cash and cash equivalents            $24,222        $14,983
      Marketable securities                 20,400         52,850
      Accounts receivable                   90,257         88,487
      Inventories                           94,785         83,355
      Deferred income taxes                 12,816         14,393
      Other current assets                  18,372         15,438
                                          --------       --------
           Total current assets            260,852        269,506
      Property and equipment, net           52,708         59,373
      Other assets                          13,795         14,266
                                          --------       --------
           Total assets                   $327,355       $343,145
                                          ========       ========
      Liabilities and Stockholders' Equity:
      Current liabilities                   57,930         55,698
      Deferred income taxes and
         other liabilities                  16,651         13,526
      Stockholders' equity                 252,774        273,921
                                          --------       --------
        Total liabilities and
         stockholders'equity              $327,355       $343,145
                                          ========       ========